Exhibit 99(f)

                      AMENDMENT TO EMPLOYMENT AGREEMENT
                            ____________________

     WHEREAS, JWGenesis Financial Corporation (the "COMPANY") and Gregg S. Glaser (the "EXECUTIVE"), entered into an Employment Agreement (the "AGREEMENT") dated June 12, 1998, providing, among other things, for the issuance of certain stock options (the "OPTIONS"); and

     WHEREAS, the Company and Executive wish to execute an amendment (the "AMENDMENT") to the Agreement with respect to the Options;

     NOW, THEREFORE, BE IT RESOLVED, that Section 3.2 of the Agreement (titled "STOCK OPTIONS") is deleted in its entirety and the following is inserted in lieu thereof:

          3.2 Stock Options. Concurrent with approval by the Board (or a Committee thereof), Executive shall be issued stock options (the "OPTIONS") to purchase 60,000 shares of the Company's common stock at $10.50 per share under the JW Charles Amended and Restated Stock Option Plan, adopted by the Company. The Options shall vest and become exercisable through June 16, 2008, as follows: 20,000 on the date of grant; 20,000 on June 16, 1999; and 20,000 on June 16, 2000, provided that Executive remains employed by the Company on these dates (except as provided pursuant to sections 7.4 and 7.5 of this Agreement). Additionally, the Company shall pay to Executive the tax benefit realized by the Company from Executive's exercise of such Options.

     IN WITNESS WHEREOF, the parties have executed this Amendment, as an instrument under seal, as of this, the _____ of September, 1998.

          [SEAL]                         "Company"

          Attest:                        JWGENESIS FINANCIAL CORP.

          __________________________     By:
          Secretary or Assistant         __________________________
          Secretary                         Joel E. Marks
                                            Executive Vice President
                                            and
                                            Chief Financial Officer

                                         Address:  980 North Federal
                                         Highway
                                                Suite 210
                                                Boca Raton, Florida
                                                33432

                                         "Executive"

                                         __________________________
                                         [SEAL]
                                         Gregg S. Glaser

                                         Address:
                                         ____________________
                                                ____________________
                                                ____________________